Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT executed the 7th day of May, 2011

BETWEEN:

EMC METALS CORP., a corporation incorporated under the laws of British Columbia and having an office for business located at 888 Dunsmuir Street Vancouver, BC, Canada V6C 3K4

(the “Vendor”)

OF THE FIRST PART

AND:

FOSTUNG RESOURCES LTD.  a corporation incorporated under the laws of Ontario and having an office for business located at 233 Brady Street, Unit 400, Sudbury ON P3B 4H5, and a wholly-owned subsidiary of Janus Resources, Inc., a corporation formed under the laws of the State of Nevada and having an office for business located at 430 Park Avenue, Suite 702, New York, New York, 10022

(the “Purchaser”)

OF THE SECOND PART

(each a “Party” and collectively, the “Parties”)

WHEREAS:

A.
The Vendor is the registered owner of two Leases (as defined below) acquired by the Vendor from Breakwater Resources Ltd. pursuant to the BR Agreement (as defined below) which Leases cover a total of thirty mining claims covering approximately 485 hectares known as the Fostung Property located in Foster Township, Sudbury Mining Division, Ontario and any replacement or successor concessions, and all mining claims, leases and other mining interests derived from any such concessions, all as more particularly described in Schedule “A” attached hereto (collectively the “Property”); and

B.
The Vendor has agreed to sell, and the Purchaser has agreed to purchase Vendor’s interest in the Property, which is subject to a Royalty (as defined below), on and subject to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, sum of $1.00 now paid by the Purchaser to the Vendor  and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions

For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

a)
“BR Agreement” means the Purchase and Sale Agreement dated June 26, 2009 entered into among Vendor and Breakwater Resources Ltd., as amended by amending agreements dated July 22, 2009, September 14, 2009 and as of the Effective Date (as defined below);

b)
“Business Day” means a day on which commercial banks are generally open for business in Vancouver, British Columbia other than a Saturday, Sunday or a day observed as a holiday in Vancouver, British Columbia under the Laws of the Province of British Columbia or the federal Laws of Canada;

c)
“Data” means all geological and geophysical data relating to the Property including, without limitation, all maps, charts, sampling, drill logs, records, reports, calculations, assay results, metallurgical reports, records, notes, analyses, compilations, studies, opinions or other documents owned by or in the possession of the Vendor;

d)
“Effective Date” means the date on which the Minister of Northern Development and Mines issues his consent to the transfer of the Leases comprising the Property, with an extension of their terms, from the Vendor to the Purchaser as required by ss. 81 & 82 of the Mining Act (Ontario), as amended;

e)
“Geophysical Survey Proposal” means the Helicopter-borne Time Domain Electromagnetic Geophysical Survey Proposal-VTEM plus with Horizontal Magnetic Gradiometer dated May 3, 2011 between Vendor and Geotech Ltd.;

f)	“Geotech Services Agreement” means

g)	“Leases” means the leases to the Property purchased by Vendor from Breakwater Resources Ltd. under the BR Agreement;

h)	“Ministry” means the Ontario Ministry of Northern Development, Mines and Forestry;

i)	“Royalty” means the meaning given thereto in the BR Agreement.

Any other terms defined within the rest of this Agreement will have the meanings so ascribed to them.

1.2           Captions and Section Numbers

The headings and Section references of this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3           Section References and Schedules

Any reference to a particular “Article,” “Section,” “paragraph,” “clause” or other subdivision is to the particular Article, Section, paragraph, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Schedules and Appendices to this Agreement are as follows:

Schedule “A”-Fostung Property
Appendix “A”-Consent to Assignment
Appendix “B”-Amendment to the BR Agreement

1.4           Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

1.5           Currency

All references herein to currency are references to Canadian dollars.

ARTICLE 2
PURCHASE AND SALE

Subject to the terms and conditions herein, on the Closing Date, as defined herein, the Purchaser shall Purchase, and the Vendor shall sell, all of the Vendor’s rights, title and interest in and to the Property, the Leases and the Data free and clear of all charges, encumbrances and claims:

(i)           in exchange for the delivery by the Purchaser to the Vendor at the Closing (as defined herein) of the amount of $500,000 (the “Purchase Price”) by bank check or wire transfer; and

(ii)           the assumption by the Purchaser of all of the Vendor’s rights and obligations under:

(a)           the BR Agreement;
(b)           the Geophysical Survey Proposal; and
(c)           Geotech  Services Agreement.

(iii)           provided that Vendor is not then in breach of this Agreement, and provided further that this Agreement has not been terminated as a result of the Vendor not being able to satisfy any of the closing conditions set forth in Article 6 hereof to be satisfied by the Vendor (unless waived in writing by the Vendor), Purchaser will at Closing reimburse the Vendor for any payments made by the Vendor to Geotech Ltd. pursuant to either the Geophysical Survey Proposal or the Geotech Services Agreement from the date of this Agreement through the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTS
OF THE VENDOR

3.1           Representations and Warranties

The Vendor represents and warrants to the Purchaser, with the knowledge that the Purchaser relies upon same in entering into this Agreement, that:

a)
It has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the law of its jurisdiction of incorporation, amalgamation or continuation;

b)
It has full corporate power and capacity to enter into this Agreement and it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreement contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Vendor or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which it is bound or to which it may be subject;

c)
The entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendor is bound, or any statute or regulation applicable to the Vendor;

d)
No proceedings are pending for, and the Vendor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Vendor or the placing of the Vendor in bankruptcy or subject to any other laws governing the affairs or insolvent corporations;

e)
The Vendor is the lawful owner of, has good legal and beneficial title to, and has the right to dispose of the Property and the Data and to give good marketable title thereto to the Purchaser, free and clear of all liens, charges, encumbrances, obligations and any other restrictions, other than the obligation under the BR Agreement to pay the Royalty;

f)	The Leases and claims comprising the Property are free and clear of all liens, charges and encumbrances, other than the Royalty;

g)
The mineral interests comprised in the Property have been duly and validly located and recorded pursuant to the laws of the Province of Ontario and are in good standing in the office of the Mining Recorder, taxes and rentals paid, on the date of this Agreement and until the dates set opposite the respective names of such interests in Schedule “A” attached hereto;

h)
There is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Property or to the Data which may impede the development of the Property, nor to the knowledge of the Vendor is there any basis for any potential claim or challenge including native land claims, save and except for the land claim filed by the White River First Nation with the Province of Ontario and the Government of Canada, and there are no outstanding agreements or options to acquire or purchase the Property or the Data or any portion thereof, and other than the Royalty, no persons have any royalty, net profits or other interests whatsoever in production from any of the mineral interests comprising the Property;

i)
There is no litigation, proceeding or investigation pending or threatened against the Vendor or, to the best of the knowledge of the Vendor after due inquiry, the Property, nor does the Vendor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect any of the foregoing;

j)
To the best of the Vendor’s knowledge, there are no outstanding work order or actions required to be taken relating to environmental matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property;

k)
The Vendor is not aware of any reason why the Consent from the Minister of Northern Development and Mines required to transfer the leases comprising the Property from the Vendor to the purchaser would not be issued in a timely manner; and

l)
The Vendor is not aware of any existing condition on the Property which would form the basis for the Minister of Northern Development and Mines refusing to renew the leases comprising the Property when they come due.

3.2           Survival

The representations and warranties contained in this Section shall be true and correct as of the date of this Agreement and as of the Closing Date, and are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representations, warranty or covenant, and the representations, warranties and covenants contained in this Section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

4.1           Representations and Warranties

The Purchaser represents and warrants to the Vendor, with the knowledge that the Vendor relies upon same in entering into this Agreement, that:

a)
It has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

b)
It has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the Consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Purchaser or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which the Purchaser is a party or by which it is bound or to which it may be subject;

c)
The entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendor is bound, or any statute or regulation applicable to the Vendor;

d)
No proceedings are pending for, and the Purchaser is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

e)
It is a reporting issuer and in good standing in all of its securities filings in the United States of America (save and except where non-compliance would not have a material adverse effect on the Purchaser); and

f)
Except for compliance with the requirements of applicable securities legislation, no authorization or approval or other action by and non notice to or filings with any governmental authority or regulatory body is required for the due execution, delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations pursuant to this Agreement

4.2           Survival

The representations and warranties contained in this Section shall be true and corrects as of the date of this Agreement and as of the Closing Date, and are provided for the exclusive benefit of the Vendor and a breach of any one or more thereof may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this Section shall survive the execution hereof.

4.3           Indemnification

The Purchaser will indemnify and save the Vendor harmless from all loss, including economic loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it contained in this Agreement.

ARTICLE 5
COVENANTS

5.1           Vendor’s Covenants

The Vendor covenants to and in favor of the Purchaser that:

a)
From and after the date of this Agreement, the Vendor will provide the Purchaser with access to the Data and, prior to the Closing, deliver the Data to the Purchaser, which the Purchasers covenants to keep confidential (“Confidential Information”) and to return forthwith to the Vendor in the event the Closing does not occur on the Closing Date; provided, however, that Confidential Information shall not include information that: (i) is or becomes generally available to or known by the public; (ii) is independently obtained by the Purchaser from other sources; or (iii) the Purchaser is required to furnish to any and all governmental agencies;

b)
Forthwith upon execution of this Agreement the Vendor shall file (i) a Direction and Acknowledgement and (ii) a copy of the draft electronic transfer transferring the leases comprising the Property from the Vendor to the Purchaser with the Ministry, together with the requisite filing fees and all required supporting documents to obtain the consent of the Minister to the transfer of the leases comprising the Property from the Vendor to the Purchaser as required by ss. 81 & 82 of the Mining Act (Ontario), as amended, and shall do all such further acts and things as are necessary to obtain such consent, and shall copy the Purchaser on all correspondence with the Minister in this regard, provided that no transfer of such leases will occur until the Closing; and

c)
From and after the date of this Agreement, the Vendor will cooperate with the Purchaser in renewing the Leases comprising the Property for an additional 21 year term pursuant to ss. 81 &82 of the Mining Act (Ontario), as amended.

ARTICLE 6
CONDITIONS PRECEDENT

6.1           The obligations of the Parties under this Agreement are subject to the following conditions being fulfilled on or before the Closing or waived by the Parties at or before the Time of Closing:

a)
The Ministry shall have issued its consent to (i) the transfer of the Leases comprising the Property from the Vendor to the Purchaser ;and (ii) the extension of each of the Leases for 21 years from their current expiry date;

b)	The representations and warranties of each Party contained in this Agreement will be true and correct on and as of the Closing Date;

c)	Each Party will have complied with all terms, covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

d)	The Purchaser shall have received such legal opinion to title as it may reasonably require; and

e)
Vendor shall have obtained and delivered to Purchaser on or prior to the Closing Date, each of the signed Consent to Assignment, substantially in the form attached hereto as Appendix “A,” and the Amending Agreement substantially in the form attached hereto as Appendix “B,” from Breakwater Resources Ltd., provided any substantive changes to the form will require the pre-approval of the revised form by the Purchaser, not to be unreasonably withheld, prior to presentation for signature by Breakwater Resources Ltd.; and

ARTICLE 7
CLOSING

7.1           Closing Location

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the “Closing”) will take place on the fifth (5th) Business Day following the Effective Date (assuming all other preconditions to Closing have been satisfied by the parties), at 10:00 am (New York Time) (the “Closing Date”) at the offices of the Purchaser, or such earlier or later date, or at such other location, as the parties may agree in writing.

7.2           Closing

The Closing shall be effected by the solicitors for the Purchaser and the Vendor through the electronic registration of the transfer of the leases comprising the Property from the Vendor to the Purchaser against the delivery of the Purchase Price.

ARTICLE 8
TERMINATION

In the event that the Effective Date has not occurred by September 1, 2011, this Agreement shall be of no further force or effect and no party shall have any further liability to perform its obligations hereunder; provided that neither the termination of this Agreement shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein. If it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to any other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their out-of-pocket costs, including fees and expenses of their counsel, accountants, financial advisors, incident to the negotiation, preparation and execution of this Agreement and related documentation.

ARTICLE 9
FORCE MAJEURE

9.1           Effect of Force Majeure

(a)
If the Purchaser is at any time after the Closing prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, native land claims and actions related thereto, labor shortages, power shortages, fires, wars, terrorist acts, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Purchaser, excepting the want of funds, then the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

(b)
The Purchaser shall give notice to the Vendor of each event of force majeure under Article 9(a) hereof within thirty (30) days thereof, and upon cessation of such event shall furnish the Vendor with notice of that event together with particulars of the number of days by which the obligations of the Purchaser hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 10
NOTICES

Each notice, demand or other communication required or permitted to be give under this Agreement shall be in writing and shall be delivered or faxed to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by fax, shall be deemed conclusively to be the next Business Day. Either party may at any time, and from time to time, notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

ARTICLE 11
GENERAL

11.1         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the Parties hereby irrevocable attorn to the exclusive jurisdiction of the Courts of Ontario for the resolution of all disputes under this Agreement.

11.2         No Obligation

The Purchaser shall be under no obligation whatsoever to place the Property into Commercial Production and in the event it is placed into Commercial Production, the Purchaser shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

11.3         Novations

This Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Agreement.

11.4         No Waiver

No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

11.5         Further Assurance

The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the Parties in the Property.

11.6         Assignment

The Vendor may assign its interest in and to this Agreement to a third party with the written approval of the Purchaser, which approval shall not be unreasonably withheld. On written notice to the Vendor, the Purchaser may assign its obligations under this Agreement to whom it transfer title to the Property, provided that the transferee agrees to assume the obligations of the Purchaser to the Vendor hereunder and the obligations of the Vendor to Breakwater Resources Ltd. under the BR Agreement.

11.7         Time of the Essence

Time shall be of the essence of this Agreement.

11.8         Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EMC METALS CORP.

By:
Authorized Signatory Print Name: Print Title:

FOSTUNG RESOURCES LTD.

By:
Authorized Signatory
Print Name:
Print Title:

This is Schedule “A” to the Purchase and Sale Agreement executed the 7th day of May, 2011 between EMC Metals Corp. and Fostung Resources, Inc.

Description of Fostung Property

1)	Lease 105391: 21 year mining lease with an expiry date of October 31, 2010

Covering Claims:	S398141, S398142, S398145, S398146, S398147, S398148, S398150, S398151, and S398153

Area:	145.642 hectares

2)	Lease 105604: 21 year mining lease with an expiry date of May 31, 2011

Covering claims:	S398131, S398132, S398133, S398134, S398135, S398136, S398137,
S398138, S398139, S398140, S398149, S471202, S471203, S471204,
S471438, S471439, S471753, S574754, S720965, S720969 and S808341

Area:	338,884 hectares

This is Appendix “A” to the Purchase and Sale Agreement executed 7th day of May, 2011 between EMC Metals Corp. and Fostung Resources, Inc.

Consent To Assignment

I, the undersigned, being a duly authorized representative of Breakwater Resources Ltd., a corporation incorporated under the laws of Canada and having an office for business located at 95 Wellington Street West, Suite 950, Toronto, Ontario M5J 2N7 (“BR”), hereby consent to the assignment of that certain Purchase and Sale Agreement dated June 26, 2009, and amended on July 22, 2009, September 14, 2009 and on [], 2011 (collectively, the “BR Agreement”), between BR and EMC Metals Corp., a corporation incorporated under the laws of British Columbia and having an office for business located at 888 Dunsmuir Street Vancouver, BC, Canada V6C 3K4 (“Assignor”) to Fostung Resources Ltd., a corporation formed under the laws of the State of Nevada and having an office for business located at 430 Park Avenue, Suite 702, New York, New York, 10022 (“Assignee”).

IN WITNESS WHEREOF, I hereby affix my signature as of this __ day of ___, 2011.

BREAKWATER RESOURCES LTD.

By:
Authorized Signatory
Print Name:
Print Title:

This is Appendix “B” to the Purchase and Sale Agreement executed the 7th day of May, 2011 between EMC Metals Corp. and Fostung Resources, Inc.

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made this <> day of <>, 2011

BETWEEN”

BREAKWATER RESOURCES LTD., a corporation incorporated under the laws of Canada  and having an office for business located at 95 Wellington Street West, Suite 950, Toronto, Ontario M5J 2N7 (the “Vendor”)

EMC METALS CORP., a corporation incorporated under the laws of British Columbia and having an office for business located at 888 Dunsmuir Street Vancouver, BC, Canada V6C 3K4 (the “Purchaser”)

WHEREAS:

A.            The Vendor and the Purchaser entered into a Purchase and Sale Agreement dated June 26, 2009, as amended by amending agreements dated July 22, 2009, September 14, 2009 (as amended the “Purchase and Sale Agreement”).

B.             The Vendor and the Purchaser now wish to amend the terms of the Purchase and Sale Agreement on and subject to the terms hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, sum of $1.00 now paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Purchase and Sale Agreement as follows:

1.             By deleting from the Purchase and Sale Agreement all references to the term, and or obligations and undertakings with respect to the issuance of, “Bonus Shares.”

2.             Article 10 of the Purchase and Sale Agreement is deleted in its entirety and replaced with the following:

ARTICLE 10
PRODUCTION BONUS

Production Bonus

10.1 The Purchaser shall pay to vendor a contingent production bonus in the amount of $500,000 (the “Production Bonus”) within thirty (30) Business Days following the Commencement of Commercial Production from the Property.

3           This Amending Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amending Agreement may be executed and delivered by facsimile transmission

4.           All other terms and conditions of the Purchase and Sale Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

EMC METALS CORP.

By:
Authorized Signatory
Print Name:
Print Title:

BREAKWATER RESOURCES LTD.

By:
Authorized Signatory
Print Name:
Print Title: